[GRAPHIC OMITTED]
#06-26
                                                    News Release
                                                    CONTACT:
                                                    Doug Dean
                                                    Director, Investor Relations
                                                    B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1450


     B/E AEROSPACE THIRD QUARTER 2006 FINANCIAL RESULTS EXCEED EXPECTATIONS;
     -----------------------------------------------------------------------
     2006 GUIDANCE RAISED; 2007 GUIDANCE AND THREE-YEAR OUTLOOK ESTABLISHED
     ----------------------------------------------------------------------

          WELLINGTON, FL, October 30, 2006 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced financial results for the third quarter of 2006.

HIGHLIGHTS
----------

     o Record third quarter revenues of $287.9 million reflect 32.6 percent year-over-year growth; organic revenue growth exclusive of recent acquisitions was 25.5 percent.

     o Third quarter operating earnings of $38.9 million were 53.2 percent higher than the same period in the prior year. Third quarter operating margin of 13.5 percent expanded by 180 basis points versus the same period in the prior year.

     o Completed acquisitions of Draeger Aerospace GmbH (Draeger) and New York Fasteners Corp. (NYF), established new senior credit facilities and prepaid approximately $175 million of senior notes.

     o Recognized the company's U.K. deferred tax asset of approximately $22.9 million as a result of improved operational performance and outlook for the company's U.K. subsidiary.

     o Earnings before debt prepayment costs and the income tax benefit (associated with the recognition of the deferred tax asset) were $29.2 million, which was nearly triple the results in the same period in the prior year.

     o Net earnings for the current quarter were $31.4, or $0.40 per diluted share, and include a one-time debt prepayment cost of $17.0 million and the one-time tax benefit of $22.9 million. Excluding the tax benefit and debt prepayment costs, net earnings and earnings per diluted share were $20.4 million and $0.26, respectively.

     o Bookings for the quarter ended September 30, 2006 were strong, totaling approximately $360 million, and represent a book-to-bill ratio of about 1.25:1. Year-to-date bookings for the nine-month period ended September 30, 2006 were over $1.2 billion, which is a record for any nine-month period and represents a book-to-bill ratio of approximately 1.5:1. Record backlog at September 30, 2006 stood at over $1.6 billion, an increase of over 60 percent as compared to backlog at September 30, 2005.

     o Company raises 2006 earnings guidance by $0.03 per diluted share to $1.22 per diluted share, exclusive of debt extinguishment costs of approximately $0.17 per share.

THIRD QUARTER PERFORMANCE
-------------------------

          For the third quarter of 2006 consolidated sales of $287.9 million increased $70.8 million, or 32.6 percent, over the third quarter of 2005. Revenue growth, exclusive of recent acquisitions, was 25.5 percent.

          Operating earnings for the third quarter of 2006 of $38.9 million increased by $13.5 million, or 53.2 percent, as compared to the same period last year. The third quarter operating margin of 13.5 percent expanded by 180 basis points.

          Interest expense for the third quarter of 2006 was $9.7 million and was $5.1 million lower than interest expense recorded in the same period in the prior year, primarily due to the January 2006 early redemption of all of B/E's $250 million of senior subordinated notes due 2008. In addition, B/E prepaid approximately $175 million of senior notes due 2010 and incurred $17.0 million of debt prepayment costs during the three months ended September 30, 2006.

          B/E recognized its U.K. deferred tax asset during the third quarter of 2006, resulting in a tax benefit of approximately $22.9 million. The deferred tax asset was recorded as a result of the improving financial performance and outlook for the company's U.K. operations.

          Net earnings for the third quarter of 2006 were $31.4 million, or $0.40 per diluted share based on approximately 78.6 million fully diluted shares, versus net earnings of $10.0 million, or $0.16 per diluted share based on 61.2 million diluted shares, for the same period in the prior year.

          B/E's segment disclosures for financial reporting purposes have been expanded. Previously, B/E had combined its seating, interior systems and engineering services segments into the commercial aircraft segment. Effective this quarter, B/E will now present expanded financial information detailing its seating, interior systems and engineering services businesses as well as its distribution and business jet businesses.

          This release contains certain non-GAAP financial measures. For an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measure see page 13.


THIRD QUARTER SEGMENT DISCUSSION
--------------------------------

          Net sales by segment were as follows:

                                            NET SALES
                      ----------------------------------------------------------
                                  Three Months Ended September 30,
                                          ($ in millions)
                      ----------------------------------------------------------
                                                                      Percent
                           2006          2005           Change         Change
                      ----------------------------------------------------------
Seating                   $98.8           $74.4          $24.4          32.8%
Interior systems           72.4            51.2           21.2          41.4%
Engineering services       17.7            15.0            2.7          18.0%
Distribution               64.3            43.0           21.3          49.5%
Business jet               34.7            33.5            1.2           3.6%
                      ----------------------------------------------------------
Total                    $287.9          $217.1          $70.8          32.6%

          The increase in sales volume for the seating, interior systems, and engineering services segments was driven by a higher level of retrofit activity, demand created by new aircraft deliveries, and market share gains. Interior systems segment's organic revenue growth rate, exclusive of the impact of the Draeger acquisition, was 22.7 percent. The distribution segment delivered revenue growth of 49.5 percent in the third quarter of 2006, primarily due to a broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains. Distribution segment organic revenue growth rate, exclusive of the impact of the NYF acquisition, was 35.5 percent. Business jet segment revenues increased by 3.6 percent in the third quarter of 2006, reflecting strong business jet deliveries, offset by a lower level of super first class revenues due primarily to the Airbus A380 delays. The recent acquisitions of Draeger (interior systems) and NYF (distribution) accounted for approximately $16 million of the consolidated revenue growth in the third quarter of 2006. Revenue growth during the current quarter, exclusive of these acquisitions, was approximately 25.5 percent.

          The following is a summary of operating earnings performance by segment:




                                         OPERATING EARNINGS
                      ----------------------------------------------------------
                                  Three Months Ended September 30,
                                          ($ in millions)
                      ----------------------------------------------------------
                                                                      Percent
                           2006          2005           Change         Change
                                                                               4

                      ----------------------------------------------------------

Seating                   $11.3          $7.6            $3.7           48.7%
Interior systems           13.8           8.3             5.5           66.3%
Engineering services        0.7          (1.9)            2.6            NM
Distribution               12.9           8.7             4.2           48.3%
Business jet                0.2           2.7            (2.5)           NM
                      ----------------------------------------------------------
Total                     $38.9         $25.4           $13.5           53.2%

          Operating earnings at the seating segment of $11.3 million increased by $3.7 million, or 48.7 percent, versus the same period in the prior year. The seating operating margin for the quarter expanded to 11.4 percent, a 120 basis point improvement over the same period in the prior year. Operating earnings at the interior systems segment of $13.8 million were $5.5 million, or 66.3 percent, greater than the same period in the prior year. The margin expansion at the seating and interior systems segments was primarily the result of ongoing manufacturing efficiencies and operating leverage at the higher level of sales. The engineering services segment generated operating earnings of $0.7 million, an improvement of $2.6 million versus the same period in the prior year, reflecting the somewhat higher sales volume, ongoing manufacturing efficiencies and product mix.

          The distribution segment generated record revenues of $64.3 million in the third quarter of 2006, an increase of $21.3 million, or 49.5 percent, versus the same period in the prior year. Distribution segment operating earnings in the third quarter of 2006 were $12.9 million, which was 48.3 percent greater than the same period last year and represented a 20.1 percent operating margin. The distribution segment operating margin, although quite strong at 20.1 percent, was negatively impacted by the NYF acquisition.

          The business jet segment generated third quarter revenues of $34.7 million, an increase of 3.6 percent as compared to the third quarter of 2005. Operating earnings at the business jet segment during the quarter of $0.2 million were $2.5 million less than operating earnings in the same period last year. The lower level of operating earnings at the business jet segment resulted from very poor absorption of overhead costs due to delays in the Airbus A380 deliveries, which negatively impacted the segment's operating results by approximately $2.3 million.


NINE-MONTH CONSOLIDATED RESULTS
-------------------------------

          For the nine months ended September 30, 2006, B/E reported consolidated sales of $806.6 million, a 29.9 percent increase over the same period last year. Operating earnings of $105.3 million for the first nine months of 2006 were $35.9 million, or 51.7 percent, greater than the same period last year, due to both the 29.9 percent revenue growth and a 190 basis point expansion in operating margin to 13.1 percent of sales. Interest expense of $27.9 million for the current nine-month period decreased by $17.0 million versus the same period in the prior year. B/E prepaid $425 million of long term debt during the nine months ended September 30, 2006, resulting in debt prepayment costs of $18.8 million. Earnings before debt prepayment costs and income tax benefit for the nine-month period ended September 30, 2006 of $77.4 million was more than triple the prior year's earnings before income taxes of $24.5 million. During 2006, B/E recognized a $22.9 U.K. deferred tax asset which resulted in a net tax benefit of $5.3 million in the current nine-month period versus income tax expense of $2.0 million in the prior year. Net earnings for the current nine-month period were $63.9 million or $0.82 per diluted share, increases of 184 percent and 122 percent, respectively, versus the same period last year. Bookings for the current nine-month period were over $1.2 billion, a record for any nine-month period, and represents a book-to-bill ratio of approximately 1.5:1.

          For the nine months ended September 30, 2006, seating operating earnings of $26.8 million increased by 64.4 percent, due both to a 36.3 percent increase in revenue and a 160 basis point expansion in operating margin to 9.5 percent of sales. Operating earnings at the interior systems segment of $36.1 million increased by $10.1 million or 38.9 percent as compared to the same period in the prior year, due both to a 25.0 percent increase in revenue and a 190 basis point expansion in operating margin. The margin expansion at both the seating and interior systems segments was primarily due to ongoing manufacturing efficiencies and operating leverage at the higher sales volume. The operating results at the engineering services segment improved by $5.2 million as compared to the same period in the prior year due to higher sales volume, better product mix and operational efficiencies. The distribution segment's operating earnings of $36.5 million during the nine months ended September 30, 2006 increased by $10.0 million or 37.7 percent on a 32.1 percent increase in sales, reflecting further operating efficiencies at the higher sales level. The business jet segment's operating earnings were $5.8 million in the current nine-month period, essentially unchanged from the prior year.

LIQUIDITY AND BALANCE SHEET METRICS
-----------------------------------

          At September 30, 2006, B/E's net debt-to-net capital ratio was 40.5 percent. Net debt at September 30, 2006 stood at $455 million, which represents total debt of $554 million less cash and cash equivalents of $99 million. Working capital at September 30, 2006 was approximately $425 million, as compared with working capital of approximately $323 million at December 31, 2005 (as adjusted for the redemption of $250 million of senior subordinated notes in January 2006). The higher level of working capital reflects higher levels of accounts receivable and inventories arising from substantially higher revenues in 2006 and the expectation for continued strong revenue growth in 2007, driven by the sixty percent increase in backlog, as well as the increase in working capital resulting from the recent acquisitions of Draeger and NYF.

          At September 30, 2006, B/E had approximately $99 million of cash and cash equivalents and there were no bank borrowings outstanding under its revolving credit facility. B/E intends to prepay in excess of $50 million of its term loan borrowing during the fourth quarter of 2006.

          "Inventories, as compared to December 31, 2005, have increased by approximately $150 million. About $75 million, or 50%, of this growth is in our distribution segment (including the New York Fastener acquisition) and is being built to handle a broader range of products to support our rapidly expanding customer base. This business is operating on all cylinders and is expected to double in size within three years. The balance of inventory growth is due to our 30 percent revenue growth, the outlook for 25 percent growth next year, and the recent Draeger acquisition. Program delays on the A380 accounted for approximately $10 million of the increase," commented Mr. Amin J. Khoury, Chairman and Chief Executive Officer for B/E Aerospace, Inc.

STRONG THIRD QUARTER BOOKINGS BRING BACKLOG TO ANOTHER RECORD LEVEL
-------------------------------------------------------------------

          Backlog at the end of the quarter was approximately $1.6 billion, representing an increase of approximately $600 million, or over 60 percent, as compared to B/E's backlog at September 30, 2005. The book-to-bill ratio for the quarter was very strong at 1.25:1, resulting in the company's eighth successive record quarterly backlog.

          "No single program drove backlog growth, demonstrating the current robust industry conditions and the strength of B/E's product offerings. During the quarter we were awarded retrofit programs by two domestic airlines which may signal the beginning of the long-awaited domestic airline retrofit cycle. Additionally, orders from major international airlines, particularly in China and India, for both retrofit and new-buy, wide-body aircraft remained strong and contributed significantly to the record backlog at the end of the quarter, B/E's twelfth consecutive quarterly increase in backlog," said Mr. Khoury.


RECENT BUSINESS STRENGTH EXPECTED TO CONTINUE
---------------------------------------------

          Commenting on the company's recent performance, Mr. Khoury said, "In late 2004 we communicated our expectations for revenue, operating earnings and earnings per share for both 2005 and 2006. We exceeded this guidance during 2005, and are well on our way to doing so again in 2006. During 2005, B/E's fifteen percent increase in revenues and 230 basis point expansion in operating margin drove a forty-five percent increase in operating earnings, while our 2005 backlog grew by over fifty percent to approximately $1 billion."

          "This better-than-expected performance has continued in 2006. Our initial 2006 financial guidance of $1.00 per share established at the end of 2004 was increased to $1.10 at the end of 2005, and is now being raised again to $1.22. Year-to-date revenue growth of about 30 percent, a nearly 200 basis point expansion in operating margin and backlog growth of over 60 percent underpin our expectations for an approximate tripling of pre-tax earnings for the full year 2006 and are the reasons we are, once again, raising our earnings guidance for 2006 by $0.03 per diluted share to $1.22 per diluted share, exclusive of the after-tax impact of debt prepayment costs of approximately $0.17 per diluted share. In the fourth quarter of 2006, we expect to reduce our outstanding debt by over $50 million, and together with planned ongoing debt reductions, is expected to reduce interest expense to approximately $37 million in 2007."

          "We expect our business segments to generate solid year-over-year comparisons on a quarterly basis throughout 2007. The financial guidance we are providing today contemplates the recently announced delays in the roll-out of the Airbus A380; we are assuming no revenues from our A380-related programs during 2007, and only a modest revenue contribution in 2008. For that matter, we have very modest revenue expectations for both A380 and B787-related programs until 2009. As we set our sights on 2007 and beyond, we expect our large backlog, a protracted new aircraft delivery cycle, particularly with respect to wide-body aircraft, together with continued margin expansion will allow B/E to deliver superior financial results for at least the next three years," concluded Mr. Khoury.


Financial guidance for 2007 and beyond is now as follows:

          - Revenues are expected to be up approximately 25 percent in 2007 versus 2006. The organic revenue growth rate, exclusive of 2006 acquisitions, is expected to be approximately 20 percent. The revenue guidance for 2007 assumes no revenue contribution from Airbus A380-related programs. Revenues are expected to grow at a healthy double-digit rate during 2008 and 2009, driven primarily by current backlog and associated follow-on orders, and assuming no substantial revenue contributions from either B787 or A380-related programs until 2009.

          - Operating margins should continue to expand in each of the next three years.

          - The 2007 growth rate for operating earnings is expected to be approximately 40 to 45 percent.

          - Earnings per diluted share should be approximately $1.35 to $1.40 in 2007, which represents an earnings per share growth rate of over 50 percent as compared to 2006 estimated earnings per share (before debt prepayment costs and the recognition of the U.K. deferred tax asset), based on a comparable tax rate of approximately 35 percent in both years.

          - The expected strong double-digit revenue growth in 2008 and 2009 should drive earnings per share growth in excess of 25 percent per year in 2008 and 2009.

          This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.


          About B/E Aerospace, Inc.

          B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.

                                       *T*


                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                      THREE MONTHS ENDED
                                             -----------------------------------
                                                September 30,     September 30,
(In millions, except per share data)                 2006              2005
                                             -----------------------------------
Net sales                                         $  287.9         $  217.1
Cost of sales                                        187.1            140.5
                                                  --------         --------
Gross profit                                         100.8             76.6
     Gross margin                                     35.0%            35.3%
Operating expenses:
     Selling, general and administrative              39.7             34.0
     Research, development and engineering            22.2             17.2
                                                  --------         --------
Total operating expenses                              61.9             51.2
                                                  --------         --------
Operating earnings                                    38.9             25.4
     Operating margin                                 13.5%            11.7%
Interest expense, net                                  9.7             14.8
Debt prepayment costs                                 17.0               --
                                                  --------         --------
Earnings before income taxes                          12.2             10.6
Income tax (benefit) provision                       (19.2)             0.6
                                                  --------         --------
     NET EARNINGS                                 $   31.4         $   10.0
                                                  ========         ========
     NET EARNINGS  PER COMMON SHARE
         Basic                                    $   0.40         $   0.17
                                                  ========         ========
         Diluted                                  $   0.40         $   0.16
                                                  ========         ========
Common shares:
         Basic
             Weighted average                         77.7             58.2
             End of period                            77.7             58.5
         Diluted
             Weighted average                         78.6             61.2
             End of period                            78.8             61.5

                                       *T*

                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                       NINE MONTHS ENDED
                                             -----------------------------------
                                                September 30,     September 30,
(In millions, except per share data)                 2006              2005
                                             -----------------------------------
Net sales                                         $  806.6         $  621.2
Cost of sales                                        522.9            403.8
                                                  --------         --------
Gross profit                                         283.7            217.4
     Gross margin                                     35.2%            35.0%
Operating expenses:
     Selling, general and administrative             116.1             97.8
     Research, development and engineering            62.3             50.2
                                                  --------         --------
Total operating expenses                             178.4            148.0
                                                  --------         --------
Operating earnings                                   105.3             69.4
     Operating margin                                 13.1%            11.2%
Interest expense, net                                 27.9             44.9
Debt prepayment costs                                 18.8               --
                                                  --------         --------
Earnings before income taxes                          58.6             24.5
Income taxes (benefit) provision                      (5.3)             2.0
                                                  --------         --------
     NET EARNINGS                                 $   63.9         $   22.5
                                                  ========         ========

     NET EARNINGS PER COMMON SHARE
         Basic                                    $   0.83         $   0.39
                                                  ========         ========
         Diluted                                  $   0.82         $   0.37
                                                  ========         ========
Common shares:
         Basic
             Weighted average                         76.8             57.4
             End of period                            77.7             58.5
         Diluted
             Weighted average                         77.9             60.3
             End of period                            78.8             61.5

                                       *T*


                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                             September 30,        December 31,
                                                  2006                2005
                                          ------------------   -----------------
ASSETS

Current assets:
     Cash and cash equivalents               $      99.1          $     356.0
     Accounts receivable, net                      157.3                131.9
     Inventories, net                              373.3                223.7
     Deferred income taxes                          17.5
                                                                         17.5
     Other current assets
                                                    14.9                 15.1
                                             -----------          -----------
         Total current assets                      662.1                744.2
Long-term assets                                   802.3                682.3
                                             -----------          -----------
                                             $   1,464.4          $   1,426.5
                                             ===========          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                    $     237.0          $     170.8
Long-term liabilities                              558.6                686.1
                                             -----------          -----------
                                                   795.6                856.9
Total stockholders' equity                         668.8                569.6
                                             -----------          -----------
                                             $   1,464.4          $   1,426.5
                                             ===========          ===========

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                                         NINE MONTHS ENDED
                                                                             ----------------------------------------
                                                                               September 30,         September 30,
                                                                                    2006                 2005
                                                                             ----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                     $   63.9             $    22.5
     Adjustments to reconcile net earnings to net cash flows
       provided by (used in) operating activities:
          Depreciation and amortization                                              21.4                  21.7
          Provision for doubtful accounts                                             1.6                   0.5
          Non-cash compensation                                                       1.0                   2.1
          Debt issue and tender offer costs                                          18.8                    --
          Deferred income taxes                                                     (10.0)                   --
     Changes in operating assets and liabilities, net of acquisitions               (74.9)                (37.3)
                                                                                 --------             ---------
Net cash flows provided by  operating activities                                     21.8                   9.5
                                                                                 --------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                           (15.9)                (10.9)
     Proceeds from sale of property and equipment                                      --                   0.2
     Acquisitions, net of cash acquired                                            (145.3)                   --
     Other, net                                                                        --                   4.0
                                                                                 --------             ---------
Net cash flows used in investing activities                                        (161.2)                 (6.7)
                                                                                 --------             ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of stock, net of expenses                                25.2                  10.0
     Payment on debt origination costs and prepayment costs                         (18.9)                   --
     Proceeds from long-term debt                                                   374.2                    --
     Principal payments on long-term debt                                          (499.3)                 (0.3)
                                                                                 --------             ---------
Net cash flows (used in) provided by financing activities                          (118.8)                  9.7
                                                                                 --------             ---------

Effect of exchange rate changes on cash flows                                         1.3                  (1.5)
                                                                                 --------             ---------

Net decrease in cash and cash equivalents                                          (256.9)                 11.0

Cash and cash equivalents at beginning of period                                    356.0                  76.3
                                                                                 --------             ---------

Cash and cash equivalents at end of period                                       $   99.1             $    87.3
                                                                                 ========             =========

                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In the third quarter of 2006, B/E incurred $17.0 million of debt prepayment costs related to the prepayment of $174.9 million of the company's 8-1/2% senior notes.

During the third quarter of 2006, as a result of the improving financial performance and outlook for the company's U.K. subsidiary, B/E recognized its U.K. deferred tax asset, resulting in a tax benefit of approximately $22.9 million (the "tax benefit").

This release includes net earnings and net earnings per diluted share adjusted, in each case, to exclude debt prepayment costs and the income tax benefit due to the recognition of a deferred tax asset. These two financial measures are "non-GAAP financial measures" as defined in Regulation G of the Securities and Exchange Act of 1934. We use each of the aforementioned financial measures to evaluate our operating earnings, operating margin, net earnings, and net earnings per diluted share as compared to prior periods and to assess trends in the operational strength and performance of our business. We believe these financial measures are relevant and useful for investors because they allow investors to have a better understanding of our operating performance and makes it easier to compare our operating performance to our operating performance in prior periods that were not affected by the debt prepayment costs and the tax benefit. These financial measures should not be viewed as a substitute for or superior to net earnings and net earnings per diluted share, the most comparable GAAP measures, as a measure of our operating performance.

Pursuant to the requirements of Regulation G, we provide the following table which reconciles net earnings and net earnings per diluted share, the most directly comparable GAAP measure, net earnings as adjusted for debt prepayment costs and tax benefit and net earnings per fully diluted share as adjusted for debt prepayment costs and tax benefit.

                                                     Quarter ended     Quarter ended     Nine months ended   Nine months ended
                                                        9/30/06           9/30/05             9/30/06             9/30/05
                                                     -------------------------------------------------------------------------
Net earnings as reported                                   31.4              10.0                63.9                22.5
Debt prepayment costs                                      17.0                 0                18.8                   0
Income taxes on debt prepayment costs (assuming
  a 30% effective tax rate)                                (5.1)                0                (5.6)                  0
Less tax benefit associated with recognition
  of U.K. deferred tax asset                              (22.9)                0               (22.9)                  0
                                                     -------------------------------------------------------------------------
Net earnings adjusted for debt prepayment costs
  and tax benefit                                          20.4              10.0                54.2                22.5
Net earnings per fully diluted share as adjusted
  for debt prepayment costs and tax benefit                0.26              0.16                0.70                0.37
Weighted average diluted shares                            78.6              61.2                77.9                60.3

                                                         ###